SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of
The Securities and Exchange Act of 1934

DATE OF REPORT:
November 10, 2016
(Date of Earliest Event Reported)

MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

1-9047	04-2870273
(Commission File Number)	(I.R.S. Employer Identification No.)

INDEPENDENT BANK CORP.

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(Address of Principal Executive Offices)

(Zip Code)

NOT APPLICABLE
(Former Address of Principal Executive Offices)

(Zip Code)

781-878-6100
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

As previously disclosed, on March 17, 2016, Independent Bank Corp. (“Independent”), the parent of Rockland Trust Company (“Rockland Trust”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Independent, Rockland Trust, New England Bancorp, Inc. (“New England Bancorp”), and Bank of Cape Cod, pursuant to which Independent would acquire New England Bancorp (the “Merger”) and Rockland Trust would acquire Bank of Cape Cod, the wholly-owned bank subsidiary of New England Bancorp. The legal closing of the transactions contemplated by the Merger Agreement occurred on November 10, 2016, pursuant to which New England Bancorp will be merged with and into Independent, with Independent the surviving entity, and Bank of Cape Cod will be merged with and into Rockland Trust, with Rockland Trust the surviving entity.
Under the terms of the Merger Agreement, each share of New England Bancorp common stock is being converted into the right to receive 0.25 of a share of Independent common stock (provided, however, that cash will be issued in lieu of fractional shares). As a result of the Merger, New England Bancorp shareholders will receive an aggregate of approximately 672,000 shares of Independent common stock, which does not include cash in lieu of fractional shares. Independent will then have, including the shares issued in connection with the acquisition, approximately 27,001,185 shares of common stock outstanding.
A copy of the news release announcing the completion of the Merger is attached as Exhibit 99.1 and incorporated by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits
The following Exhibit is filed as part of this report:

Exhibit No.	Description
99.1	News Release of Independent Bank Corp, dated November 10, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENT BANK CORP.

Date: November 10, 2016	By:	/s/ Edward H. Seksay
Edward H. Seksay
General Counsel

Exhibit Index

Exhibit No.	Description
99.1	News Release of Independent Bank Corp, dated November 10, 2016